Exhibit 99.1

Erie Indemnity Reports First Quarter 2021 Results
Net Income per Diluted Share up 24 percent for the Quarter
Erie, Pa. - April 29, 2021 - Erie Indemnity Company (NASDAQ: ERIE) today announced financial results for the quarter ending March 31, 2021. Net income was $73.6 million, or $1.41 per diluted share, in the first quarter of 2021, compared to $59.3 million, or $1.13 per diluted share, in the first quarter of 2020.

The uncertainty resulting from the COVID-19 pandemic continues to evolve and the pandemic's ultimate impact and duration remain uncertain at this time.

1Q 2021
(in thousands)	1Q'21	1Q'20
Operating income	$76,095	$85,691
Investment income (loss)	17,988	(9,195)
Interest and other expense, net	1,528	369
Income before income taxes	92,555	76,127
Income tax expense	18,989	16,801
Net income	$73,566	$59,326

1Q 2021 Highlights
Operating income before taxes decreased $9.6 million, or 11.2 percent, in the first quarter of 2021 compared to the first quarter of 2020.
•Management fee revenue - policy issuance and renewal services increased $12.0 million, or 2.7 percent, in the first quarter of 2021 compared to the first quarter of 2020.
•Management fee revenue - administrative services increased $0.1 million, or 0.5 percent, in the first quarter of 2021 compared to the first quarter of 2020.
•Cost of operations - policy issuance and renewal services
◦Commissions increased $9.4 million in the first quarter of 2021 compared to the first quarter of 2020, driven by the growth in direct and affiliated assumed written premium, primarily in lines of business that pay a higher commission rate. To a lesser extent, there was also an increase in agent incentive compensation for the first quarter of 2021 compared to the first quarter of 2020.
◦Non-commission expense increased $11.7 million in the first quarter of 2021 compared to the first quarter of 2020. Underwriting and policy processing expense decreased $0.8 million primarily due to lower personnel costs. Information technology costs increased $4.2 million primarily due to increased hardware and software costs and professional fees. Administrative and other costs increased $8.5 million primarily driven by increased professional fees and higher incentive plan award accruals due to improved performance in the first quarter of 2021 compared to the same period in 2020.

Income from investments before taxes totaled $18.0 million in the first quarter of 2021 compared to a loss from investments of $9.2 million in the first quarter of 2020. Net investment income was $17.1 million in the first quarter of 2021 compared to $4.7 million in the first quarter of 2020. Included in net investment income is $9.0 million of limited partnership earnings in the first quarter of 2021 and $3.7 million of limited partnership losses in the first quarter of 2020. Net realized gains on investments were $0.8 million in the first quarter of 2021 compared to net realized losses of $10.8 million in the first quarter of 2020. Investment losses experienced during the first quarter of 2020 were primarily due to the significant financial market volatility resulting from the COVID-19 pandemic.

Webcast Information
Indemnity has scheduled a pre-recorded audio broadcast on the Web for 10:00 AM ET on April 30, 2021.  Investors may access the pre-recorded audio broadcast by logging on to www.erieinsurance.com.

Erie Insurance Group
According to A.M. Best Company, Erie Insurance Group, based in Erie, Pennsylvania, is the 11th largest homeowners insurer and 12th largest automobile insurer in the United States based on direct premiums written and the 16th largest property/casualty insurer in the United States based on total lines net premium written.  The Group, rated A+ (Superior) by A.M. Best Company, has nearly 6 million policies in force and operates in 12 states and the District of Columbia. Erie Insurance Group is a FORTUNE 500 company.

News releases and more information about Erie Insurance Group are available at www.erieinsurance.com.
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"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995:
Statements contained herein that are not historical fact are forward-looking statements and, as such, are subject to risks and uncertainties that could cause actual events and results to differ, perhaps materially, from those discussed herein.  Forward-looking statements relate to future trends, events or results and include, without limitation, statements and assumptions on which such statements are based that are related to our plans, strategies, objectives, expectations, intentions, and adequacy of resources.  Examples of forward-looking statements are discussions relating to premium and investment income, expenses, operating results, and compliance with contractual and regulatory requirements.  Forward-looking statements are not guarantees of future performance and involve risks and uncertainties that are difficult to predict.  Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements.  Among the risks and uncertainties, in addition to those set forth in our filings with the Securities and Exchange Commission, that could cause actual results and future events to differ from those set forth or contemplated in the forward-looking statements include the following:
•dependence upon our relationship with the Erie Insurance Exchange ("Exchange") and the management fee under the agreement with the subscribers at the Exchange;
•dependence upon our relationship with the Exchange and the growth of the Exchange, including:
◦general business and economic conditions;
◦factors affecting insurance industry competition;
◦dependence upon the independent agency system; and
◦ability to maintain our reputation for customer service;
•dependence upon our relationship with the Exchange and the financial condition of the Exchange, including:
◦the Exchange's ability to maintain acceptable financial strength ratings;
◦factors affecting the quality and liquidity of the Exchange's investment portfolio;
◦changes in government regulation of the insurance industry;
◦litigation and regulatory actions;
◦emerging claims and coverage issues in the industry; and
◦severe weather conditions or other catastrophic losses, including terrorism;
•potential impacts of the COVID-19 pandemic on the growth and financial condition of the Exchange;
•costs of providing policy issuance and renewal services to the Exchange under the subscriber's agreement;

•ability to attract and retain talented management and employees;
•ability to ensure system availability and effectively manage technology initiatives;
•difficulties with technology or data security breaches, including cyber attacks;
•ability to maintain uninterrupted business operations;
•outcome of pending and potential litigation;
•potential impacts of the COVID-19 pandemic on our operations, the business operations of our customers and/or independent agents, or our third-party vendor operations;
•factors affecting the quality and liquidity of our investment portfolio; and
•our ability to meet liquidity needs and access capital.

A forward-looking statement speaks only as of the date on which it is made and reflects our analysis only as of that date.  We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, changes in assumptions, or otherwise.
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